Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:

David Brunton, Chief Financial Officer
SBE, Inc.
925-355-7700
davidb@sbei.com

SBE, Inc. Receives Nasdaq Notice of Non-Compliance

SAN RAMON, CA — July 18, 2006—SBE, Inc. (Nasdaq: SBEI), a leading provider of high-performance IP storage solutions serving remote back-up and disaster recovery applications, today announced that it had received a notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that for the last 30 consecutive business days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310 (c)(4) (the "Rule"). The notice further states that pursuant to Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days (or until January 10, 2007) to regain compliance. If, at anytime before January 10, 2007, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company may regain compliance with the Marketplace Rules.

The notice indicates that, if compliance with the Minimum Bid Price Rule is not regained by January 10, 2007, the Nasdaq staff will determine whether the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period the Nasdaq staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.

About SBE

SBE designs and provides iSCSI-based storage networking solutions for an extensive range of business critical applications, including Disk-to-Disk Back-up and Disaster Recovery. SBE delivers an affordable, expandable, and easy-to-use portfolio of software solutions designed to enable optimal performance and rapid deployment across a wide range of next generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners.
More information is available at www.sbei.com.